Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Contact

Kyle Ritland

Public Relations Manager

T 800-258-6883, ext. 6352

E kyler@loudtechinc.com

W www.eaw.com

Press Release

LOUD Technologies Announces

Refinance of Credit Facilities

Woodinville, Wash.  September 2, 2005 – LOUD Technologies Inc., (LOUD) the corporate umbrella for the Mackie, EAW, EAW Commercial, Tapco, SIA Software, Ampeg, Crate, Crate Audio, Alvarez, Knilling, Austin, Rhythm Art and SLM Marketplace family of professional audio and musical instrument brands and accessories is pleased to announce it has refinanced it’s existing credit facilities.

On August 29, 2005, LOUD completed the refinance of its existing credit facilities with its U.S. lenders which were to mature in the first half of 2006 and includes the $40.0 million revolving short-term demand credit facility obtained by LOUD to finance the acquisition of St. Louis Music, Inc. in March 2005.  The refinancing is structured in two parts.  The first part of it is a $69.5 million senior secured loan facility from Merrill Lynch Capital consisting of a $40.0 million revolving loan facility, a $15.0 million Term Loan A and a $14.5 million Term Loan B.  The second part consists of $14.75 million of senior subordinated notes issued to OCM Mezzanine Fund, L.P. (OCM). LOUD also issued 257,732 shares of common stock  to OCM at a per share price of $2.91.

About LOUD Technologies Inc.

LOUD Technologies Inc. develops professional audio products and musical instruments under the brands Mackie, EAW, EAW Commercial, Tapco, SIA Software, Ampeg, Crate, Crate Audio, Alvarez, Knilling,  Austin, Rhythm Art and SLM Marketplace.  Products from LOUD Technologies’ brands can be found in or are used by professional and project recording studios, video and broadcast suites, post production facilities, sound reinforcement applications including churches and nightclubs, retail locations, school music educators, both professional and aspiring musicians and on major musical tours.

For more information please contact: LOUD Technologies Inc. – 16220 Wood-Red Road N.E. – Woodinville, WA 98072 – Phone (425) 487-4333 – Fax: (425) 487-4337 – Internet: www.loudtechinc.com